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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  January 14, 2010

COASTAL CARIBBEAN OILS & MINERALS, LTD
(Exact name of registrant as specified in its charter)

Bermuda	1-4668	59-3535315
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Clarendon House, Church Street, Hamilton HM DX Bermuda		None
(address of principal executive offices)		(Zip Code)

Registrant’s telephone number: (850) 878-2411

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.
ITEM 3.02. Unregistered Sales of Equity Securities.
ITEM 5.02(b).  Departure of Directors or Certain Officers.
ITEM 8.01 Other Events

On January 14, 2010, the Company and its wholly owned subsidiary Coastal Petroleum Company (“Coastal”) entered into a letter agreement with Robert J. Angerer, Sr. (Mr. Angerer) a Director and the Chairman of the Board of Directors for both the Company and Coastal, for the funding of immediate cash needs and granting Mr. Angerer an option to fund the Company’s and Coastal’s future obligations.  Under the agreement Mr. Angerer provided compensation to the Company including $300,000 cash and the release of $150,000 of  legal fees owed to his law firm, $21,500 in director fees owed to him and $240,000 consideration owed to him for the completion of the Company’s purchase of a Red River oil and gas development prospect.  In return, Mr. Angerer was issued 14,400,000 Rule 144 restricted shares of the Company’s common stock. A copy of the letter agreement is attached and filed as exhibit 10(l).  Simultaneous with this transaction, Mr. Angerer resigned as the Vice President of both the Company and Coastal, but will remain as a Director and the Chairman of the Board of Directors for both the Company and Coastal.  On January 20, 2010, Phillip W. Ware, President of the Company and Coastal, issued a press release announcing the above described agreement.

ITEM 9.01.    Financial Statements and Exhibits.

(c) Exhibits.
The following exhibits are being furnished with this Report:

10(l)           Letter Agreement between Coastal Caribbean Oils & Minerals, Ltd., Coastal Petroleum Company and Robert J. Angerer, Sr. dated January 14, 2010.

99.1           Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Coastal Caribbean Oils & Minerals, Ltd (Registrant)

Date: January 20, 2010	By:	/s/ PhillipW. Ware
Phillip W. Ware
Chief Executive Officer and Chief Financial Officer